EXHBIT 4.1

Specimen Certificate for Zion Common Stock,

par value $.01 per share

Certificate

NUMBER 0

SHARES *********

ZION OIL & GAS, INC.

Delaware Corporation

20,000,000 Shares of Common Stock Authorized • Par Value $0.01 per share

This Certifies that ********VOID******************** *is the owner of*
************************VOID**************************** *Shares of the Capital Stock of*

Zion Oil & Gas, Inc., a Delaware corporation, (the "Corporation)

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this* ** *day of* ** *A.D. 19* 2003

Assistant Secretary

Chairman/President

SHARES ********* EACH

©GOES 57

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